Bronco Drilling Company, Inc. Announces First Quarter 2007 Results

OKLAHOMA CITY, May 8, 2007 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/GM:BRNC), announced today financial and operational results for the three months ended March 31, 2007.

Revenues for the first quarter of 2007 were $78.9 million compared to $82.5 million for the fourth quarter of 2006 and $56.4 million for the first quarter of 2006. Average operating rigs for the first quarter of 2007 grew to 51 from 50 for the previous quarter. The growth in rigs is due to the continued refurbishment and deployment of rigs from the Company’s inventory. Revenue days for the quarter decreased to 3,631 from 4,176 for the previous quarter and increased from 3,354 for the first quarter of 2006. Utilization for the first quarter of 2007 was 79% compared to 91% for the previous quarter and 96% for the first quarter of 2006. Average daily cash margins for the quarter ended March 31, 2007, were $9,282 compared to $10,142 for the previous quarter and $8,465 for the first quarter of 2006. Net income for the first quarter of 2007 was $11.4 million compared to $16.4 million for the previous quarter and $11.3 million for the first quarter of 2006. The Company generated EBITDA of $31.0 million for the first quarter of 2007 compared to $38.5 million for the previous quarter and $24.3 million for the first quarter of 2006. The Company’s fully diluted earnings per share for the quarter ended March 31, 2007, was $0.44 based on 25.9 million shares.

Conference Call
Bronco Drilling’s management will host a conference call to discuss the first quarter results on Tuesday, May 8, 2007 at 11:00 a.m. Eastern Time. To participate in the call, dial 800-295-4740 or internationally dial 617-614-3925 using the participant code 15539302. Individuals interested in participating in the call should call at least five minutes prior to the call. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through June 8, 2007 at 888-286-8010 or internationally at 617-801-6888 using the passcode 71968298. Also, an archive of the webcast will be available at the following link http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling
Bronco Drilling Company, Inc., a publicly held company headquartered in Edmond, Oklahoma, is a provider of contract land drilling services to oil and natural gas exploration and production companies. Bronco's common stock is quoted on The Nasdaq Global Market under the symbol “BRNC.” For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except share par value)

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$1,939	$10,608
Receivables
Trade, net of allowance for doubtful accounts of
$494 and $400 in 2007 and 2006, respectively	61,091	60,282
Contract drilling in progress	2,078	1,989
Current deferred income taxes	191	155
Prepaid expenses	989	338

Total current assets	66,288	73,372

PROPERTY AND EQUIPMENT - AT COST
Drilling rigs and related equipment	435,808	396,499
Transportation, office and other equipment	39,471	29,928
	475,279	426,427
Less accumulated depreciation	55,009	44,505
	420,270	381,922

OTHER ASSETS
Goodwill	22,156	21,280
Restricted cash and deposit	2,600	2,600
Intangibles, net, and other	6,902	3,314
	31,658	27,194

	$518,216	$482,488

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$18,331	$19,677
Accrued liabilities
Payroll related	5,943	7,587
Deferred revenue and other	3,125	4,180
Income tax payable	1,323	3,724
Current maturities of long-term debt	850	636

Total current liabilities	29,572	35,804

LONG-TERM DEBT, less current maturities	66,706	64,091

DEFERRED INCOME TAXES	54,751	42,608

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000 shares authorized;
26,019 and 24,938 shares issued and outstanding
at March 31, 2007 and December 31, 2006	260	250

Additional paid-in capital	295,161	279,355

Retained earnings	71,766	60,380
Total stockholders' equity	367,187	339,985

	$518,216	$482,488

Bronco Drilling Company, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
REVENUES
Contract drilling revenues, including 4% and 4%
to related parties	$74,501	$56,387
Well service	4,403	-
	78,904	56,387
EXPENSES
Contract drilling	40,800	27,995
Well service	2,642	-
Depreciation and amortization	11,205	5,937
General and administrative	4,693	3,203
	59,340	37,135

Income from operations	19,564	19,252

OTHER INCOME (EXPENSE)
Interest expense	(1,268)	(85)
Loss from early extinguishment of debt	-	(1,000)
Interest income	48	46
Other	143	49
	(1,077)	(990)
Income before income taxes	18,487	18,262
Income tax expense	7,101	6,915

NET INCOME	$11,386	$11,347

Income per common share-Basic	$0.44	$0.48

Income per common share-Diluted	$0.44	$0.48

Weighted average number of shares outstanding-Basic	25,907	23,508

Weighted average number of shares outstanding-Diluted	25,909	23,672

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin and EBITDA which are not financial measures recognized under generally accepted accounting principles, or GAAP. Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, minus well service revenue, plus well service expense, income tax expense, other expense, general and administrative expense and depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense and depreciation and amortization. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):
	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
	(Unaudited)		(Unaudited)
Reconciliation of average daily
cash margin to net income:
Net income	$11,386	$11,347	$16,352
Well service revenue	(4,403)	-	-
Well service expense	2,642	-	-
Income tax expense	7,101	6,915	11,867
Other expense	1,077	990	705
General and administrative	4,693	3,203	3,968
Depreciation and amortization	11,205	5,937	9,459

Drilling margin	33,701	28,392	42,351

Revenue days	3,631	3,354	4,176

Average daily cash margin	$9,282	$8,465	$10,142

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
	(Unaudited)		(Unaudited)
Calculation of EBITDA:
Net income	$11,386	$11,347	$16,352
Interest expense	1,268	85	844
Income tax expense	7,101	6,915	11,867
Depreciation and amortization	11,205	5,937	9,459

EBITDA	$30,960	$24,284	$38,522

Contact: Bob Jarvis
Investor Relations
Bronco Drilling Company
(405) 242-4444 EXT: 102
bjarvis@broncodrill.com